Exhibit 99.1

Press Release	Source: N2H2, Inc.

N2H2 Announces Company Restructuring
Filtering Technology Provider Consolidates Business Groups as It Moves Closer To Profitability

Monday September 9, 4:05 pm ET

SEATTLE, Sept. 9 /PRNewswire-FirstCall/ — N2H2, Inc. (OTC Bulletin Board: NTWO.OB — News), a global Internet content filtering company, today announced a restructuring designed to help the company achieve profitability, which is expected in late fiscal 2003. The restructuring includes the reduction of 18 positions across the company including the Chief Operating Officer and the Vice President of Marketing. N2H2’s move from delivering fully-managed filtering appliances to software-only solutions has allowed the company to streamline its operations and development groups. Marketing and operations activities will be consolidated under the leadership of the N2H2 executive team. N2H2 customer service is not impacted by the company restructuring, and the company will continue to provide its high level of support for its customers worldwide.

“We made a promise to our customers and our shareholders that we would reach profitability in the near term,” said Phil Welt, president and CEO of N2H2. “Our company restructuring plan will help us accomplish this goal and at the same time allow us to continue delivering the quality filtering solutions that our enterprise and education customers have grown to expect.”

In restructuring its workforce, N2H2 expects to reduce operating expenses by 11 percent or $1.5 million annually. At the same time N2H2 is aggressively expanding its product distribution channel through its more than 140 reseller partners. N2H2 has already grown its enterprise product platform to include filtering for Cisco, Check Point, Microsoft and Novell firewall platforms.

About N2H2

N2H2 is a global Internet content filtering company. N2H2 software helps customers control, manage and understand their Internet use by filtering Web content, monitoring Internet access and delivering concise reports on user activity. These safeguards are designed to enable organizations of any size to limit potential legal liability, increase user productivity and optimize network bandwidth.

N2H2’s Bess and Sentian product lines are powered by N2H2’s premium- quality filtering database — a list consistently recognized by independent and respected third-parties as the most effective in the industry. Based in Seattle, WA and serving millions of users worldwide, N2H2’s software products are Cisco Verified, Microsoft Gold Certified and Check Point OPSEC compliant and are available for major platforms and devices. Additional information is available at http://www.n2h2.com or 206-336-1501 or 800-971-2622.

This press release contains forward-looking statements, including statements our ability to achieve profitability, the expected effect of the restructuring on our marketing, customer service and other operations and the expected cost reductions from the restructuring. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, without limitation, the risk that we are unable to achieve profitability, the risk that we do not realize the expected cost reductions from our restructuring and the risk that our restructuring has an adverse impact on our marketing, customer service and other operations. More detailed information regarding these and other factors that could affect actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2001 (Commission file No. 0-26825). You should not unduly rely on these forward-looking statements which apply only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.

SOURCE N2H2, Inc.

Web site: http://www.n2h2.com

CONTACT: Christopher Barker of Text 100 Public Relations,+1-206-267-2006, or christopherb@text100.com, for N2H2, Inc.; or David Burt, Public Relations of N2H2, Inc., +1-206-892-1130, or dburt@n2h2.com